FOR IMMEDIATE RELEASE
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                    Duckwall-ALCO Stores, Inc. Names New CEO
                        Bruce Dale Joins Midwest Retailer


     Abilene, Kan. (March 21, 2005) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) has announced that Bruce Dale is joining the company as President and Chief Executive Officer.

     Dale, who brings thirty-five years of retailing experience to his position, had a successful ten-year track record at Michaels Stores where he served for eight of those years as president of Aaron Brothers Art & Framing. Aaron Brothers is a wholly owned subsidiary of Michaels Stores, Inc. During Dale's tenure there, Aaron Brothers successfully expanded from 65 stores averaging $800,000, to 155 stores averaging $1.2 million.

     Prior to joining Michaels Stores, Dale served in a variety of senior level operating and merchandising positions with a number of respected national retailers. He is a graduate of Southern Illinois University.

     Duckwall-ALCO Board of Directors' member Dennis Mullin served on the Board's Search Committee for the new chief executive. "We were very pleased with the quality of the candidates that applied for this position and we feel that we have hired the best of the best in Bruce," Mullin said. "He brings with him a depth of knowledge in the industry and the ability to make a difference at Duckwall-ALCO. Bruce comes to us with the breadth of experience and enthusiasm needed to lead this organization for years to come."

     Dale will officially join the company on March 28. "I am very pleased to join Duckwall-ALCO Stores," said Dale. "The Company has a rich 100-plus year reputation for its extensive selection, convenient locations and friendly, personal service. I look forward to helping Duckwall-ALCO implement an aggressive growth strategy and to ensuring the company is performing in line with shareholder expectations."

     Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 266 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.




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      This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

                         For more information, contact:
                                 Dick Mansfield
          Vice President/Finance, Treasurer and Chief Financial Officer
                              785-263-3350 ext. 286
                         email: dmansfield@duckwall.com
                                -----------------------
                                       or
                                  Debbie Hagen
                               Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com
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